Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

HERCULES LIFTBOAT COMPANY, L.L.C.

And

LABORDE MARINE LIFTS, INC.

April 3, 2006

TABLE OF CONTENTS

ARTICLE 1	PURCHASE AND SALE OF ASSETS	1
1.1	Purchase and Sale of Purchased Assets	1
1.2	Assignment of Contracts	2
1.3	Purchase Price	3
1.4	Construction of Lablift VI	3
ARTICLE 2	THE CLOSING	4
2.1	Time and Place of the Closing	4
2.2	Delivery of Purchased Assets	4
2.3	Procedure at the Closing	5
2.4	Loss of or Damage to Vessels	6
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SELLER	8
3.1	Status of the Seller	8
3.2	Power and Authority; Enforceability	8
3.3	No Violation	8
3.4	Brokers’ Fees	8
3.5	Purchased Assets	9
3.6	Contracts	10
3.7	Vessels	11
3.8	Compliance with Laws	12
3.9	Taxes	12
3.10	Labor; Employees	12
3.11	Environmental, Health and Safety Compliance	12
3.12	Litigation	13
3.13	Insurance	13
3.14	Disclaimer	13
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE BUYER	14
4.1	Entity Status	14
4.2	Power and Authority; Enforceability	14
4.3	No Violation	14
4.4	Brokers’ Fees	14
4.5	Coastwise Citizen	14
4.6	Sufficient Funds	14
4.7	Litigation	14
ARTICLE 5	PRE-CLOSING COVENANTS	15
5.1	General	15
5.2	Reserved	15
5.3	Operation of Business Pending Closing	15
5.4	Full Access	16
5.5	Publicity; Confidentiality	17
5.6	Taxes; Duties and Customs	18
5.7	Employee Matters	18
5.8	Release of Vessels from Mortgages	19
5.9	Supplemental Disclosure	19

ARTICLE 6	POST-CLOSING COVENANTS; ADDITIONAL COVENANTS	20
6.1	General	20
6.2	Litigation Support	20
6.3	Tax Matters	20
6.4	Removal of Marks	21
6.5	Handling of Cash and Other Payments	21
6.6	Reserved	21
6.7	Access	22
6.8	Removal of Purchased Assets	22
ARTICLE 7	CLOSING CONDITIONS	22
7.1	Conditions Precedent to Obligation of the Buyer	22
7.2	Conditions Precedent to Obligation of the Seller	23
ARTICLE 8	TERMINATION	24
8.1	Termination	24
8.2	Procedure and Effect of Termination	25
8.3	Effect of Termination	25
ARTICLE 9	INDEMNIFICATION	25
9.1	Indemnification of the Buyer by the Seller	25
9.2	Indemnification of the Seller by the Buyer	26
9.3	Notice and Defense of Third Party Claims	26
9.4	Limitations on Indemnification	27
9.5	Survival	27
9.6	Exclusive Remedy	28
9.7	Adjustment for Insurance and Taxes	28
9.8	Payment	28
9.9	No Set Off	29
9.10	Allocation	29
ARTICLE 10	NONCOMPETITION	29
ARTICLE 11	DEFINITIONS	29
ARTICLE 12	MISCELLANEOUS	32
12.1	Entire Agreement	32
12.2	Successors	33
12.3	Assignments; Delegation	33
12.4	Notices	33
12.5	Specific Performance	34
12.6	Counterparts	34
12.7	Headings	34
12.8	Governing Law	34
12.9	Amendments and Waivers	35
12.10	Severability	35
12.11	Expenses	35
12.12	Construction	35
12.13	Incorporation of Exhibits and Disclosure Schedule	35
12.14	Section 1060	36

Disclosure Schedule

Sec. 1.1A	Vessels

Sec. 1.1B	Permits

Sec. 1.1C	Drawings and Intellectual Property

Sec. 1.1D	Assigned Contracts

Sec. 3.3	Consents

Sec. 3.4	Broker’s Fees

Sec. 3.5(a)	Encumbrances on Purchased Assets

Sec. 3.6	Construction Contract

Sec. 3.7	Vessel Documentation

Sec 3.10	Labor Matters

Sec. 3.11	Environmental, Health and Safety Compliance

Sec. 3.13	Insurance

Sec. 12.14	Section 1060

Exhibits

Exhibit A	Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit B	Form of U.S. Coast Guard Bills of Sale

Exhibit C	Form of Protocol of Delivery and Acceptance

Exhibit D	Form of Noncompetition Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of April 3, 2006, by and between HERCULES LIFTBOAT COMPANY, L.L.C., a Delaware limited liability company (the “Buyer”), on the one hand, and LABORDE MARINE LIFTS, INC., a Louisiana corporation, with its principal place of business in the State of Louisiana (the “Seller”), on the other hand. The Buyer and the Seller may be referred to herein individually as a “Party,” and collectively as the “Parties.” Except as otherwise provided herein, capitalized terms used herein shall have that meanings specified in Article 11.

RECITALS

WHEREAS, the Seller owns and operates five lift boat vessels that are currently providing lift boat services to the oil and gas industry in the Gulf of Mexico (the “Business”); and

WHEREAS, the Seller has contracted with Builder for the construction of a sixth lift boat vessel to be operated in the Gulf of Mexico; and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Vessels and certain other assets used in the Business which are related to the Vessels, on the terms and conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Purchased Assets.

At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Seller will sell, convey, transfer, assign and deliver to the Buyer, and Buyer shall purchase and accept from Seller, (i) the vessels of the Seller Lablift I, II, III, IV and V as listed on Schedule 1.1A of the Disclosure Schedule together with their respective engines, tackle, winches, cranes, cordage, general outfit, electronic and navigation equipment, radio installations, appurtenances, appliances, inventory, spare parts, stores, tools and provisions designated for such vessels, whether on board or ashore (provided, however, that all such assets that are ashore will be exclusively related to or exclusively used in or held for use in connection with the Vessels) (collectively, the

“Vessels”) and certain other assets of the Seller related to the Vessels and listed on Section 1.1A of the Disclosure Schedule, (ii) all permits of the Seller (to the extent transferable) related exclusively to the Vessels listed on Section 1.1B of the Disclosure Schedule, (iii) except for its corporate records (minute books, stock register and the like), financial, accounting and tax records and employee records relating to current or former employees of the Seller, originals or copies of all books and records of the Seller related principally to the Vessels located at the offices or plants of the Seller, including warranty records, export and licensing records, service records and sales and marketing literature related to the Seller’s lift boat operations in the Gulf of Mexico (the “Records”), subject to any restrictions on disclosure or transfer arising under any applicable Law or any contract or agreement to which the Seller is a party; (iv) originals or copies of any technical or regulatory documentation of the Seller pertaining to the Vessels which the Seller may have in its possession and which is not already aboard the Vessels, including, without limitation, classification certificates, loadline certificates, vessel logs (for a period two years prior to the Closing Date), certificates of inspection (“COI’s”) issued by the United States Coast Guard, operating manuals and preventive maintenance manuals (collectively, the “Vessel Documentation”); (v) all drawings and intellectual property of the Seller (to the extent transferable) related exclusively to the Vessels listed in Section 1.1C of the Disclosure Schedule (the “Intellectual Property”); and (vi) the contracts and agreements listed in Section 1.1D of the Disclosure Schedule, copies of which are attached thereto (which includes the Construction Contract) (collectively, the “Assigned Contracts”). The assets described in the foregoing clauses (i) through (vi) are hereinafter collectively referred to as the “Purchased Assets.” The Seller shall not sell, convey, transfer, assign or deliver to the Buyer any of its assets except for those assets specifically included in the Purchased Assets.

1.2 Assigned Contracts.

(a) With respect to each of the Assigned Contracts, the Seller shall be entitled to all revenues under such contracts relating to work performed by the Seller on or prior to the Effective Time, and the Buyer shall be entitled to all revenues under such contracts relating to work performed by the Buyer after the Effective Time.

(b) Subject to the terms and conditions of this Agreement, the Buyer shall assume at the Effective Time, and shall perform and discharge in a due and timely manner from and after the Effective Time, all liabilities and obligations arising under the Assigned Contracts from and after the Effective Time, but excluding any liabilities and obligations for performance or breach occurring prior to the Effective Time.

(c) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assigned Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if such an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of the Seller thereunder; and no action under this Agreement shall constitute an assignment of any Assigned Contract in the absence of such consent or approval; provided, however, the Seller shall obtain all necessary consents to the transfer of the Construction Contract, including a consent and acknowledgment of the Builder, all in form, scope and substance reasonably satisfactory to the Buyer. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller will, at the Buyer’s request, cooperate with the Buyer in any lawful and commercially reasonable arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such applicable Assigned Contract, provided that the Buyer pays or satisfies all liabilities or obligations corresponding to any benefits enjoyed by the Buyer to the same extent that the Buyer would have been responsible therefore had such consent or approval been obtained as of the Closing Date.

1.3 Purchase Price. The aggregate purchase price to be paid by the Buyer for the Purchased Assets shall equal fifty two million dollars ($52,000,000.00) (the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Sections 1.4 and 2.4.

1.4 Construction of Lablift VI.

(a) As described in the Recitals, the Seller has contracted with Builder for the construction of a sixth lift boat vessel, currently designated by the Seller as Lablift VI (“Lablift VI”), pursuant to the Construction Agreement. The Buyer acknowledges that Lablift VI is not anticipated to be completed under the terms of the Construction Contract on or before the anticipated Closing Date and agrees that the Buyer shall purchase and accept Lablift VI in any stage of its construction at the Closing, the Seller shall assign the Construction Contract to the Buyer at the Closing, and the Buyer shall be responsible for the continued construction of the Lablift VI and Buyer shall assume all obligations under the Construction Contract from and after the Closing, all subject to the terms and conditions of this Agreement.

(b) During the period from the date hereof until the Closing Date, the Seller shall (i) use commercially reasonable efforts to cause the Builder to continue to construct Lablift VI as contemplated under the Construction Contract and in accordance with existing schedules and change orders, and (ii) use commercially reasonable efforts to enforce its rights and preserve its benefits under the Construction Contract as may be reasonably requested by Buyer.

(c) During the period from the date hereof until the Closing Date, the Seller shall provide the Buyer with the following: (i) all material written communications and notices delivered pursuant to the Construction Contract, including, without limitation, any change orders (or requests therefore), notices of force majeure, schedule delays, and disputes; and (ii) regular updates (as may be reasonably requested by Buyer) on the progress of the construction of Lablift VI.

(d) During the period from the date hereof until the Closing Date, the Buyer may request the Seller to make reasonable modifications or changes under the Construction Contract to the construction of Lablift VI, subject to Section 1.4(e). The

Buyer and Seller shall mutually agree to any such modifications or changes and, upon the mutual agreement of the Parties with respect to such modifications or changes, the Seller shall reasonably cooperate with the Buyer and shall use commercially reasonable efforts to cause the Builder to implement such modifications and changes.

(e) The Buyer shall be responsible for all amounts due and payable under the Construction Contract for work performed from and after the Closing Date. The Seller shall be responsible for the payment of all amounts due and payable under the Construction Contract for work carried out on and prior to the Closing Date; provided, however, that the Buyer shall be solely responsible for any such costs or expenses incurred by the Seller to the extent such costs or expenses are the direct or indirect result of modifications or changes requested by the Buyer pursuant to Section 1.4(d) and any such costs or expenses incurred by the Seller as a result of delays in construction resulting, directly or indirectly, from such modifications or changes requested by the Buyer pursuant to Section 1.4(d). The Seller’s obligations under the Construction Contract in the preceding sentence shall be timely discharged through the reduction in Purchase Price as described in this Section 1.4(e). The Purchase Price shall be reduced by the total amount remaining due Builder under the Construction Contract as of the Closing Date, excluding all costs or expenses that are the direct or indirect result of modifications or changes requested by the Buyer pursuant to Section 1.4(d) and any costs or expenses incurred as a result of delays in construction resulting, directly or indirectly, from such modifications or changes requested by the Buyer pursuant to Section 1.4(d).

ARTICLE 2

THE CLOSING

2.1 Time and Place of the Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Hercules Offshore, Inc., 11 Greenway Plaza, Suite 2950, Houston, Texas, or at such other location agreed by the Parties, commencing at 9:00 a.m., C.S.T., on June 1, 2006 following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have occurred (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be deemed consummated and effective as of the close of business on the Closing Date (the “Effective Time”); except that for tax and accounting purposes and for purposes of Sections 1.2(a), 6.3(b) and 6.5 the Closing shall be deemed consummated and effective as of 12:00 p.m. on the day which immediately precedes the Closing Date.

2.2 Delivery of Purchased Assets. At the Effective Time, title, ownership and possession of the Purchased Assets shall pass to the Buyer from the Seller and the Buyer shall take possession of the Purchased Assets free and clear of all Encumbrances wherever they are located at the Effective Time.

2.3 Procedure at the Closing.

(a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:

(i) duly executed counterparts of the following agreements: (A) a Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached as Exhibit A hereto, duly executed by the Seller, and (B) Bills of Sale, in the forms attached as Exhibit B hereto, for the Vessels in form suitable for recording with the U.S. Coast Guard National Vessel Documentation Center (the items set forth in subsections (A) and (B) are collectively referred to as the “Bills of Sale”);

(ii) a certificate from the Seller, duly executed by an officer of the Seller, certifying as to the matters set forth in Sections 7.1(a) and (b);

(iii) all of the Records and Vessel Documentation (provided that the Seller may retain copies of such Records and Vessel Documentation);

(iv) evidence of the consents and releases referred to in Sections 5.8 and 7.1(c) below;

(v) a Protocol of Delivery and Acceptance for each Vessel, in the form attached as Exhibit C hereto (collectively, the “Protocols of Delivery and Acceptance”), duly executed by the Seller;

(vi) a Non-Competition Agreement, in the form attached as Exhibit D hereto (the “Non-Competition Agreement”), duly executed by the Seller and each Principal;

(vii) a certified copy of the resolutions of the Seller’s shareholders and board of directors authorizing the sale of the Purchased Assets and the other transactions contemplated in this Agreement and all necessary documents related to the transactions contemplated herein; and

(viii) such other instruments and documents as the Buyer may reasonably require.

(b) At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:

(i) the Purchase Price, as adjusted pursuant to Sections 1.4 and 2.4 to the extent applicable, in immediately available funds by wire transfer to the account or accounts of Seller (which the Seller shall designate to the Buyer in writing at least two Business Days prior to the Closing Date);

(ii) duly executed counterparts to the Bills of Sale;

(iii) a certificate from the Buyer, duly executed by an officer of the Buyer, certifying as to the matters set forth in Sections 7.2(a) and (b);

(iv) the Protocols of Delivery and Acceptance, duly executed by the Buyer;

(v) duly executed counterparts to the Non-Competition Agreements;

(vi) a certified copy of the resolutions of the Seller’s [members/managers] authorizing the purchase of the Purchased Assets and the other transactions contemplated by this Agreement and all necessary documents related to the transactions contemplated herein; and

(vii) such other instruments and documents as the Seller may reasonably require.

2.4 Loss of or Damage to Vessels.

(a) If, between the date of this Agreement and the Effective Time, any Vessel or the Lablift VI (being constructed under the Construction Contract)(for purposes of this Section 2.4, the term Vessels shall include Lablift VI) is damaged (other than as a result of ordinary wear and tear on any such Vessel which occurred prior to the Effective Time), then the following provisions shall apply to the sale of such Vessel:

(i) If the cost to repair such damage is not reasonably expected to exceed $50,000, then the Seller shall not be responsible for repairing the Vessel and the Purchase Price shall not be adjusted;

(ii) If the cost to repair such damage is reasonably expected to exceed $50,000 but less than one-half of the value ascribed to such Vessel by the Seller and Buyer (and if the Seller and Buyer cannot agree on a value, the value shall be determined by an independent neutral third party experienced marine surveyor selected by Buyer and Seller), then the Seller shall be responsible for repairing such damaged Vessel at the Seller’s sole cost and the Buyer shall make such Vessel available to the Seller, at no cost to the Seller, after the Closing for the purpose of repairing it. The Buyer and the Seller shall mutually agree upon a time period in which the applicable Vessel shall be repaired and, following the mutual agreement of the parties with respect thereto, the Seller shall use commercially reasonable efforts to complete all such repairs within such time period. Additionally, the Purchase Price shall not be adjusted;

(iii) If the cost to repair such damage is reasonably expected to exceed one-half of the value ascribed to such Vessel by the Seller and Buyer (and if the Seller and Buyer cannot agree on a value, the value shall be determined by an independent neutral third party experienced marine surveyor selected by Buyer and Seller) up to and including an actual total casualty loss, a constructive casualty loss or a compromised total casualty loss (including governmental or private seizure or arrest, forced sale or other involuntary transfer) (a “Total Loss”), then at the Buyer’s option, which option shall be exercised by the Buyer within 10 days of its receipt of notice from the Seller of the occurrence of damage to a Vessel, (A) this Agreement shall be amended to exclude such damaged Vessel and the other Purchased Assets related to such Vessel from the sale and purchase pursuant to this Agreement and the Purchase Price shall be decreased by the said value ascribed to such Vessel by the Seller and Buyer (and if the Seller and Buyer cannot agree on a value, the value shall be determined by an independent neutral third party experienced marine surveyor selected by Buyer and Seller) or (B) subject to the right of the Builder to terminate the Construction Contract as provided therein (in which event (A) above shall apply), the Seller shall be responsible for repairing such damaged Vessel at the Seller’s sole cost and the Buyer shall make such Vessel available to the Seller, at no cost to the Seller, after the Closing for the purpose of repairing it and the Purchase Price shall not be adjusted. If the Buyer timely elects to repair the damaged Vessel, the Buyer and the Seller shall mutually agree upon a time period in which the applicable Vessel shall be repaired and, following the mutual agreement of the parties with respect thereto, the Seller shall use commercially reasonable efforts to complete all such repairs within such time period. If the Buyer fails to timely make an election as provided in this Section 2.4(a)(iii), then the Buyer shall be deemed to have elected to repair the damaged Vessel. If the Buyer timely elects to exclude such damaged Vessel pursuant to clause (A) above (other than on the basis that such damage results in a Total Loss), neither of the Seller nor any Principal shall be subject to the obligations under Section 2 of the Non-Competition Agreement with respect to liftboat services (i.e. “Competitive Business” as defined in the Non-Competition Agreement) provided by such damaged Vessel and only such damaged Vessel.

(b) Notwithstanding anything to the contrary contained herein, the adjustment mechanism described in Section 2.4(a) will be applied and the Parties will be required to proceed with the Closing so long as no more than one of the Vessels suffer any loss or damage under which the provisions of Section 2.4(a)(iii) would be applicable. If the provisions of Section 2.4(a)(iii) are applicable to any two or more of the Vessels, then the Buyer or the Seller may, at its option, either proceed with the Closing with a mutually agreeable adjustment to the Purchase Price or terminate this Agreement without consummating the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, except as set forth on the Disclosure Schedule:

3.1 Status of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Seller has the corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Business. The Seller is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any of the Purchased Assets or the conduct of the Business requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not have a material adverse effect on any of the Purchased Assets, the Business or the results of operations of the Seller. There is no pending or, to the Knowledge of the Seller, threatened, action for the dissolution, liquidation, insolvency or rehabilitation of the Seller.

3.2 Power and Authority; Enforceability. The Seller has the corporate power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the transactions contemplated thereby. The Seller has taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which the Seller is a party or by which the Seller is bound has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, the Seller, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3 No Violation. The execution and the delivery of the Transaction Documents by the Seller and the performance and consummation of the transactions contemplated thereby by the Seller will not (a) breach in any material respect any Law or Order to which the Seller is subject or any provision of the Seller’s organizational documents, (b) to the Knowledge of Seller, breach (with or without due notice or lapse of time or both) in any material respect any contract, Order, or Permit to which the Seller is a party or by which it is bound or to which any of its assets is subject, (c) require the giving of notice to, or the consent of, any Person, the lack of which would reasonably be expected to materially affect the Buyer’s ownership or operation of the Purchased Assets, except for the consents contemplated by Section 5.8 or specifically set forth in Section 3.3 of the Disclosure Schedule, or (d) result in the creation of any Encumbrances on or related to the Purchased Assets.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Seller has no obligation, contingent or otherwise, to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Buyer could become directly or indirectly liable.

3.5 Purchased Assets.

(a) Except for the Encumbrances disclosed to the Buyer in Section 3.5(a) of the Disclosure Schedule, the Seller has good and marketable title to the Purchased Assets being conveyed by the Seller hereunder. All Encumbrances referenced in Section 3.5(a) of the Disclosure Schedule shall be released prior to or at the Closing.

(b) Not less than 20 days prior to the Closing Date, the Seller will provide the Buyer with reasonable access to copies of the vessel logs and any maintenance files in Seller’s possession for each of the Vessels which will be complete and accurate in all material respects as of the date on which such access is given.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SALE OF THE PURCHASED ASSETS ARE MADE “AS-IS, WHERE-IS”. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER (EXPRESS, IMPLIED OR OTHERWISE) CONCERNING THE MERCHANTABILITY, QUALITY, CONDITION OR SEAWORTHINESS OF THE PURCHASED ASSETS OR THE FITNESS OF THE PURCHASED ASSETS FOR ANY INTENDED PURPOSE OR USE.

THE BUYER MAKES A FULL WAIVER OF WARRANTY AS TO REDHIBITION AND CONDITION OF THE PURCHASED ASSETS (ENVIRONMENTAL AND OTHERWISE), AND ACKNOWLEDGES AND AGREES THAT THIS SALE IS BEING MADE ON AN “AS IS WHERE IS” BASIS. THE BUYER ACKNOWLEDGES AND AGREES THAT THE BUYER IS RELYING SOLELY ON ITS OWN INSPECTION OF THE PURCHASED ASSETS AND NOT ON ANY WARRANTIES AND REPRESENTATIONS FROM OR ON BEHALF OF THE SELLER AT ANY TIME AS TO THE CONDITION OF THE PURCHASED ASSETS IN ANY RESPECT, AND THE PURCHASE PRICE TAKES INTO CONSIDERATION THE CONDITION OF THE PURCHASED ASSETS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WHICH WARRANTIES SHALL SURVIVE CLOSING AS PROVIDED HEREIN, THE BUYER WAIVES ALL WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE PURCHASED ASSETS, INCLUDING WITHOUT LIMITATION ANY REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF, OR AS TO THE ABSENCE OF REDHIBITORY OR LATENT DEFECTS OR ANY VICES (WHETHER APPARENT, EASILY DISCOVERABLE OR HIDDEN, KNOWN OR UNKNOWN), OR AS TO FITNESS FOR ORDINARY USE OR A PARTICULAR PURPOSE OR ITS SUITABILITY OR CAPACITY, AND THE BUYER HEREBY RELEASES THE SELLER FROM ANY LIABILITY THEREFORE, AND PARTICULARLY FOR ANY CLAIM OR CAUSE OF ACTION FOR REDHIBITION OR FOR REDUCTION OF PURCHASE PRICE, INCLUDING UNDER ARTICLES 2475, 2520 AND 2524 OF THE LOUISIANA CIVIL CODE, AND UNDER ANY SUCCESSOR ARTICLES THERETO. THE BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN CALLED TO THE BUYER’S ATTENTION AND READ AND EXPLAINED TO

THE BUYER AND THAT SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS SALE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXCEPT FOR FRAUD, THE BUYER SHALL HAVE NO RECOURSE WHATEVER AGAINST THE SELLER FOR ANY DEFECTS IN THE PURCHASED ASSETS, WHETHER SUCH DEFECTS ARE VISIBLE OR HIDDEN.

(d) The Purchased Assets are all of the tangible assets necessary for the Vessels to perform the operations currently conducted by them.

3.6 Contracts.

(a) Not less than 30 days after the date hereof, the Seller will provide to the Buyer a correct and complete copy of each Assigned Contract (as amended or supplemented as of the date hereof) (other than the Construction Contract). With respect to each such contract (other than the Construction Contract): (i) such contract was duly and validly executed and delivered by the Seller and, to the Knowledge of the Seller, the other parties thereto; (ii) the contract is legal, valid and binding, and enforceable against the Seller and, to the Knowledge of the Seller, the other parties thereto (except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and is in full force and effect; (iii) the Seller has not, and to the Knowledge of the Seller, no other party has, repudiated any material provision of the contract; and (iv) the Seller is not in material default (with or without due notice or lapse of time or both) under any Assigned Contract.

(b) Except as set forth in Section 3.6 of the Disclosure Schedule, with respect to the Construction Contract, (i) the Construction Contract is legal, valid and binding, and enforceable against the Seller and, to the Knowledge of the Seller, the other parties thereto (except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and is in full force and effect; (ii) a correct and complete copy of the Construction Contract, all amendments and supplements thereto and all change orders under the Construction Contract has been provided to the Buyer under Section 3.6 of the Disclosure Schedule; (iii) except for change orders which will be provided to the Buyer, no change orders except those delivered pursuant to clause (ii) hereof have been issued under the Construction Contract; (iv) a correct and complete copy of all drawings and specifications under the Construction Contract as of the date of delivery of the Construction Contract will be provided to the Buyer not more than 15 days after the date hereof; (v) the Seller is not in material default (with or without due notice or lapse of time or both) under the Construction Contract; (vi) to the Knowledge of the Seller, the Builder is not in material default under the Construction Contract; (vii) payments due under the Construction Contract in the aggregate amount of $2,996,000 have been paid by the Seller to the Builder as of the date hereof; and (viii) the aggregate amount of not more than $4,494,000 remains due under the Construction Contract in order to complete the design, construction and delivery of Lablift VI in accordance with the drawings, specifications and requirements of the Construction Contract (including all amendments and supplements thereto and all change orders under the Construction Contract) as the same exists as of the date hereof (and assuming that no events beyond the reasonable control of the Builder and the Seller occur which increase the cost of construction (including any force majeure events as described in the Construction Contract)).

3.7 Vessels.

(a) The Seller is a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade (as that term is defined in 46 U.S.C. § 883) of the United States.

(b) Except as disclosed on Schedule 3.7 of the Disclosure Schedule, each of the Vessels:

(i) is documented under the laws and flag of the United States solely in the name of the Seller and is qualified to engage in, and are currently engaged in, the coastwise trade;

(ii) is documented in the name of the Seller as owner with the U.S. Coast Guard and has a current COI and Certificate of Documentation in effect with the U.S. Coast Guard, in each case free of reportable exceptions or notations of record;

(iii) is afloat;

(iv) has all equipment necessary for its operation in the manner vessels of its kind are being operated in the trade in which such Vessel is presently being operated;

(v) holds in full force all Permits (other than a COI) required for operation in the manner vessels of its kind are being operated in the trade in which such Vessel is presently being operated;

(vi) with respect to each Vessel which is required to be classed, has a valid and unextended class certificate without condition or recommendation, and the class of such Vessel is maintained without condition or recommendation; and

(vii) all repairs and maintenance on the Vessels have been performed and satisfactorily completed in accordance with all requirements of classification societies and all governmental authorities including U.S. Coast Guard.

3.8 Compliance with Laws. Except for the matters covered by Section 3.11, the Seller has not received written notice of any violation, or potential violation, of any Law or Order applicable to the Seller or the Vessels and is in material compliance with all, and is not in material violation of, any Law or Order applicable to the Seller or the Vessels.

3.9 Taxes. The Seller has duly and timely prepared and filed with the appropriate Governmental Authorities all returns, reports, information returns or other documents required to be filed with such governmental authorities with respect to the Seller’s taxes and has paid any taxes or other amounts due in respect thereof that if unpaid could result in a claim by any Governmental Authority against any of the Vessels or the Buyer, except for taxes (x) not yet due and payable, (y) which are being contested in good faith through appropriate proceedings and which do not relate to amounts or obligations exceeding $10,000 in the aggregate or (z) for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate.

3.10 Labor; Employees. Section 3.10 of the Disclosure Schedule lists as of the date hereof all employees working on the Vessels (collectively, the “Vessel Crew”), the current rate of pay for each such employee and any and all commissions, bonuses, benefits or other compensation arrangements between the Seller and each of such employees. Except as set forth on Section 3.10 of the Disclosure Schedule, to the Knowledge of the Seller, no member of the Vessel Crew is presently a member of a collective bargaining unit, and to the Knowledge of the Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the members of the Vessel Crew. To the Knowledge of the Seller, there are no liabilities under Plans which would subject the Buyer or the Vessels to any taxes, penalties or other liabilities. The Seller will make available to the Buyer the opportunity to recruit all Vessel Crew personnel.

3.11 Environmental, Health and Safety Compliance. Except as described in Section 3.11 of the Disclosure Schedule, and except where the failure of any of the following statements to be true would not result in a material adverse effect on the Vessels, taken as a whole, or the ownership, operation or chartering of the Vessels, taken as a whole:

(a) the Seller is in compliance with all applicable Environmental Laws with respect to the Vessels and the following health and safety Laws with respect to asbestos and asbestos-containing materials to the extent such laws apply to the Seller and the Vessels: 29 C.F.R. §§ 1910.1001 and 1915.1001 regarding safety and health standards, 40 C.F.R. §§ 61.145 regarding removal, shipping, dislodging, cutting, drilling or other disturbance of asbestos-containing materials, 40 C.F.R. § 61.150 regarding disposal of any asbestos-containing waste materials, and 49 C.F.R. parts 171 and 172 regarding transportation of any asbestos and/or asbestos-containing materials;

(b) none of the Seller or the Vessels is subject to any remedial obligations under any applicable Environmental Laws;

(c) all material notices, Permits, or similar authorizations, if any, required to be obtained or filed under any applicable Environmental Law in connection with the current operation of the Vessels have been obtained or filed;

(d) there are no past, pending or, to the Knowledge of the Seller, threatened investigations, proceedings or claims against the Seller with respect to the Vessels relating to the presence, release or remediation of any Hazardous Material related to the Vessels or for non-compliance with any applicable Environmental Law the Seller with respect to the Vessels;

(e) to the Knowledge of the Seller, no conditions or circumstances currently exist with respect to the Vessels pursuant to which the Seller is in material non-compliance with any applicable Environmental Law;

(f) to the Knowledge of the Seller, no conditions or circumstances currently exist with respect to the Seller or the Vessels pursuant to which liability could be imposed on the Buyer under any applicable Environmental Law; and

(g) to the Knowledge of the Seller, there is no asbestos or lead-based paint existing on any of the Vessels.

3.12 Litigation. There is no litigation or proceeding (including any condemnation proceeding) affecting or relating to the Purchased Assets pending (with service or other written notice having been made or otherwise delivered to or received on behalf of the Seller) or, to the Knowledge of the Seller, threatened. There is no claim or governmental investigation affecting or relating to the Purchased Assets pending or, to the Knowledge of the Seller, threatened.

3.13 Insurance. Section 3.13 of the Disclosure Schedule sets forth a correct and complete list of all insurance policies (including “self-insurance” programs) currently maintained by Seller (the “Insurance Policies”) with respect to the Vessels. All premiums due and payable with respect to the Insurance Policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any Insurance Policy has been received by the Seller.

3.14 Disclaimer. Except for the representations and warranties contained in this Article 3, neither the Seller nor any of its officers, directors, employees, agents or representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Buyer, express or implied, at law or in equity, with respect to the Purchased Assets, the Business, or the execution and delivery of any of the Transaction Documents or the transactions contemplated thereby, and the Seller hereby disclaims any such representation or warranty.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

4.1 Entity Status. The Buyer is a limited liability company duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or, to the Knowledge of the Buyer, threatened, action for the dissolution, liquidation, insolvency or rehabilitation of the Buyer.

4.2 Power and Authority; Enforceability. The Buyer has the limited liability company power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. The Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party, to the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which the Buyer is party has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, the Buyer, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights of creditors generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Violation. The execution and delivery of the Transaction Documents to which the Buyer is party and the performance and consummation of the transactions contemplated thereby by the Buyer will not (a) breach in any material respect any Law or Order to which the Buyer is subject or any provision of its organizational documents, (b) to the Knowledge of Buyer, breach (with or without due notice or lapse of time or both) in any material respect any contract, Order or Permit to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (c) require the giving of notice to, or the consent of, any Person.

4.4 Brokers’ Fees. The Buyer has no obligation, contingent or otherwise, to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which the Seller could become liable.

4.5 Coastwise Citizen. The Buyer is a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, and qualified to engage in the coastwise trade (as that term is defined in 46 U.S.C. § 883) of the United States.

4.6 Sufficient Funds. As of the date of this Agreement, the Buyer has, and on the Closing Date, the Buyer will have, sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

4.7 Litigation. There is no litigation or proceeding involving the Buyer which could affect its ability to consummate the transactions contemplated by this Agreement pending

(with service or other written notice having been made or otherwise delivered to or received on behalf of the Buyer) or, to the Knowledge of the Buyer, threatened. There is no claim or governmental investigation involving the Buyer pending or, to the Knowledge of the Buyer, threatened.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1 General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).

5.2 Reserved.

5.3 Operation of Business Pending Closing. During the period between the date hereof and the Closing, except with the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed, the Seller will not engage in any practice, take any action or enter into any transaction outside the ordinary course of the Business and will continue to operate the Purchased Assets in a manner consistent with the past practices of the Business, including maintenance and repair of the operating Vessels and related equipment. Without limiting the foregoing:

(a) other than a forced sale because of a Total Loss, the Seller will not sell, transfer or assign any of the Purchased Assets or agree to sell, transfer or assign any of the Purchased Assets, other than inventory or spare parts used in the ordinary course of business;

(b) the Seller will not impose or permit to be imposed any Encumbrance upon any of the Purchased Assets that will not be fully released at or prior to Closing;

(c) the Seller will not fail to keep in full force and effect the currently existing Insurance Policies;

(d) the Seller will not enter into any contract or charter (or similar arrangement) with a term greater than 30 days with respect to the Vessels without the prior consent of the Buyer, which shall not be unreasonably withheld or delayed;

(e) the Seller will inform the Buyer as promptly as practicable of the occurrence of any destruction, material damage or material loss of any Purchased Asset;

(f) the Seller will perform in all material respects its obligations under all agreements that are related to any of the Purchased Assets;

(g) the Seller will continue to purchase supplies and similar items in the ordinary course of business, and will continue to replenish inventory and spare parts for the Vessels in accordance with the past practices of the Business;

(h) the Seller will continue to maintain and operate the Vessels in conformity with the past practices of the Seller;

(i) the Seller will maintain in full force and effect the Assigned Contracts (other than the Construction Contract), except to the extent any such Assigned Contract (other than the Construction Contract) expires by its terms or is terminated by the Seller in good faith or is terminated by the other party to such Assigned Contract (other than the Construction Contract) pursuant to the terms of such Assigned Contract;

(j) with respect to the Construction Contract, the Seller shall continue to make payments under the Construction Contract as and when due and payable thereunder and shall not issue or authorize any change orders under the Construction Contract without obtaining the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed;

(k) the Seller will inform the Buyer as promptly as practicable of the occurrence of any default under any Assigned Contract by the Seller or, to the Knowledge of the Seller, by the other party to such Assigned Contract; and

(l) the Seller will use commercially reasonable efforts to keep intact the relationships of the Business with its licensors, suppliers, customers and the Vessel Crew.

5.4 Full Access.

(a) The Seller will permit representatives of the Buyer to have full access upon reasonable prior notice and at reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller and which will be in compliance with the Seller’s policies (including, without limitation, the Seller’s safety policies with respect to boarding the Vessels), to all Vessels, premises, properties, books, records and documents related to the ownership or operation of the Purchased Assets and the Business (but excluding any such books, records and documents relating exclusively to the businesses of the Seller other than the Business), and will furnish copies of all such books, records and documents as the Buyer may reasonably request; provided, however, that the Seller shall not be obligated to provide the Buyer with access to any books and records regarding the Seller’s employees if providing such records would be prohibited by applicable Laws. The foregoing provisions on access shall apply from the effective date hereof until the Closing or earlier termination of this Agreement. The Seller will use its reasonable efforts to cause the Builder to provide access to Lablift VI by representatives of the Buyer; provided, however, that such access may be subject to any limitations imposed by the Builder. The Buyer acknowledges that all information provided to it by or on behalf of Seller under this Agreement is subject to the terms of a confidentiality agreement, dated March 20, 2006 among the Buyer and the Seller (the

“Confidentiality Agreement”), the terms of which are incorporated in this Agreement by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate.

(b) Except as provided herein or in the presence of a duly authorized officer of the Seller, the Buyer shall not contact or communicate with any member of the Vessel Crew or other employee of the Seller and shall refer all inquiries initiated by members of the Vessel Crew to Gary L. Laborde. The Seller shall provide reasonable access to the members of the Vessel Crew not less than 30 days prior to the Closing Date. Thereafter, the Buyer may contact or communicate with any member of the Vessel Crew for the purpose of interviewing each such person for possible employment with the Buyer. The Buyer may contact or communicate with employees of the Seller (other than members of the Vessel Crew) with the prior written consent of Gary L. Laborde.

(c) BUYER AGREES TO RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND (INCLUDING PAYMENT OF REASONABLE ATTORNEYS FEES AND COST OF LITIGATION) SELLER, ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR CONTRACTORS (THE “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, JUDGMENTS AND AWARDS OF ANY KIND OR CHARACTER, WITHOUT LIMIT AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, THE UNSEAWORTHINESS OF ANY VESSEL OR VESSELS, BREACH OF REPRESENTATION, OR WARRANTIES (EXPRESSED OR IMPLIED), STRICT LIABILITY, TORT, BREACH OF CONTRACT, OR THE NEGLIGENCE OF ANY PERSON OR PERSONS, INCLUDING THAT OF THE INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE, PASSIVE OR GROSS, OR ANY OTHER THEORY OF LEGAL LIABILITY RELATED TO PERSONAL INJURY OR DEATH OF ANY OF THE BUYER’S EMPLOYEES, AGENTS OR CONTRACTORS OR REPRESENTATIVES INCURRED OR SUFFERED IN CONNECTION WITH, DIRECTLY OR INDIRECTLY, ANY ACCESS TO THE VESSELS PROVIDED THE BUYER UNDER THIS SECTION 5.4 PRIOR TO THE CLOSING DATE.

5.5 Publicity; Confidentiality.

(a) As of the date of this Agreement, the Buyer and the Seller have agreed upon the substantive content of the initial press release to be issued by the Parties to the general public with respect to the execution and delivery of this Agreement. Either party may issue the agreed upon initial press release and thereafter, during the period between the date hereof and the Closing, neither the Buyer nor the Seller nor any of their respective affiliates or agents shall issue or cause the publication of any press release (or other written public statement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party

(which consent shall not be unreasonably withheld or delayed), except as may be required by Law or the rules and regulations of any United States securities exchange on which the securities of the Buyer or it affiliates are listed or traded.

(b) Except as may be required by Law or as otherwise expressly contemplated herein, neither Party nor its employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any Confidential Information without the prior written consent of the other Party; provided, however, that the Buyer may disclose any such Confidential Information as follows: (a) to the Buyer’s employees, lenders, counsel or accountants who have agreed to be subject to the requirements of this Section 5.5, (b) to comply with any applicable Law or Order and/or (c) to comply with the Buyer’s requirements under the Securities Act, the Exchange Act and any applicable exchange rules or regulations; and further provided, however, that the Seller may disclose this Agreement, the subject matter or terms hereof and Confidential Information as follows: (a) to the Seller’s employees, lenders, counsel or accountants who have agreed to be subject to the requirements of this Section 5.5 and/or (b) to comply with any applicable Law or Order.

5.6 Taxes; Duties and Customs.

(a) Any transfer taxes, stamp taxes and sales and use taxes relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties (including any attorneys’ or accountants’ fees associated with contesting such tax upon written agreement of the Parties) (collectively, “Sale Taxes”) that are imposed by the United States of America or any state or local Governmental Authority therein shall be paid by the Buyer. Subject to Section 6.3, the Seller shall bear all taxes that relate to the ownership, operation or storage of the Vessels prior to the Effective Time. The Buyer shall bear all taxes that relate to the ownership, operation or storage of the Vessels after the Effective Time. The Parties shall use commercially reasonable efforts to minimize the amounts of Sale Taxes to the extent reasonably practicable.

(b) The Seller and the Buyer agree to cooperate with each other in order to reduce, to the extent reasonably practicable, any sales taxes, customs or import duties or similar charges assessed or assessable against either the Seller or the Buyer in connection with the sale or purchase of the Purchased Assets hereunder, including without limitation transferring title to, and delivering, the Vessels in mutually acceptable locations in federal waters on the Closing Date.

5.7 Employee Matters.

(a) At the Effective Time, the Seller shall terminate its employment of the Vessel Crew in accordance with applicable Law. The Seller shall pay in full all compensation, bonuses, accrued severance and other payments that may result from the termination of employment of each member of the Vessel Crew by the Seller and any compensation due such employees up to and including the Closing Date. Buyer will have the right, but not the obligation, to employ all or some of the members of the Vessel

Crew (subject to the Buyer’s existing standards for employment) effective as of the Effective Time at base salaries or wages determined by Buyer in its sole discretion. Upon request of the Buyer and subject to applicable law, the Seller shall provide the Buyer access to, and provide data regarding, employment information concerning the Vessel Crew and such other personnel records as the Buyer may reasonably request. Prior to the date hereof, the Seller has made no representations or warranties or any other statements or communications regarding the Buyer’s right, ability, plan or intention to employ any employee of the Seller or the terms and conditions upon which any such employee may be employed by the Buyer and will not make without the prior consent of the Buyer, which shall not be unreasonably withheld or delayed any such representations, warranties, statements or communications during the period beginning on the date hereof and ending on the Closing Date.

(b) The Buyer is not assuming any Plans of the Seller pursuant to the transactions contemplated hereunder. The Seller shall have no responsibility for, and the Buyer shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of the Vessel Crew by the Buyer after the Effective Time. The Buyer shall have no responsibility for, and the Seller shall be responsible for, any and all liabilities, obligations and claims of any kind arising out of employment of any employees by the Seller before the Effective Time and the termination of employment of any employees by the Seller. The Buyer shall not be deemed to be a successor employer to the Seller with respect to any Plan of the Seller, and no plan or program adopted or maintained by the Buyer after the Closing Date is or shall be deemed to be a “successor plan,” as such term is defined in ERISA or the Code, of any such Plan of the Seller.

(c) Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a member of the Vessel Crew under any employee benefit policies, Plans, arrangements, programs, practices or agreements of the Seller or the Buyer, nor shall anything contained herein be deemed to require the Buyer to continue the employment of any member of the Vessel Crew hired by the Buyer for any period of time from and after the Closing Date.

5.8 Release of Vessels from Mortgages.

(a) On or before the Closing Date the Seller shall cause the Vessels to be released from any Encumbrances encumbering them or shall deliver to the Buyer recordable satisfaction of any such Encumbrance and shall deliver, as soon as practicable thereafter, certificates of ownership certified by the U.S. Coast Guard National Vessel Documentation Center showing the Vessels to be free of Encumbrances of record.

(b) The Seller shall be solely responsible for the payment of any release fees, recording fees or other costs associated with such releases.

5.9 Disclosure; Supplemental Disclosure. Seller shall deliver to Buyer the Disclosure Schedule on or before April 14, 2006. The Disclosure Schedule shall be mutually acceptable to Seller and Buyer. Buyer shall have a period of five (5) business days after the delivery of the Disclosure Schedule to accept or reject (in writing directed to the Seller) the Disclosure Schedule. In the event that Buyer timely rejects the Disclosure Schedule, either Buyer or the Seller may terminate this Agreement without consummating the transactions contemplated hereby. If Buyer does not reject the Disclosure Schedule, thereafter Seller shall have the right from time to time prior to the Closing to supplement or amend or add to the Disclosure Schedule with respect to any matter thereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in any such Schedule. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article 7 have been satisfied, but will be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of Article 9.

ARTICLE 6

POST-CLOSING COVENANTS; ADDITIONAL COVENANTS

The Parties agree as follows with respect to the period following the Closing, or, in the case of Section 6.7, for the periods so indicated:

6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the requesting Party’s sole cost and expense.

6.2 Litigation Support. So long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Person other than the other Party in connection with (a) the transactions contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving any of the Purchased Assets, the other Party will reasonably cooperate with such Party and such Party’s counsel in the contest or defense, including, without limitation, making available their personnel and providing such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party.

6.3 Tax Matters. All property, ad valorem taxes or similar taxes that are due or become due (or which have already been paid by the Seller) with respect to the Vessels for periods within which the Closing Date occurs shall be apportioned and adjusted between the Buyer and the Seller based on the number of days in any such period falling on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand, respectively. The Buyer and Seller shall each cooperate with the other in the payment of any such taxes and shall use their best efforts to timely pay all such taxes to avoid the payment of penalties and interest.

6.4 Removal of Marks. Except as expressly provided in this Section 6.4, the Buyer shall not, directly or indirectly, use or do business, or allow any of its affiliates to use or to do business, under the names or marks “Laborde”, “Laborde Marine Lifts”, “Lablift” or any other trademarks, trade names, service marks, logos and designations of the Seller or of its affiliates (or any other names confusingly similar to such names and marks), except as may be reasonably necessary for the Buyer to identify the Vessels and prior owners as such in documents, filings, presentations or oral statements. Notwithstanding the foregoing, to the extent any such names or marks appear, as of the Closing Date, on any of the Purchased Assets, the Buyer may use such marked assets from and after the Closing Date for a period of 90 days; provided, however, that promptly following the Closing, but in any event within 90 days after the Closing Date, the Buyer shall remove, or cause to be removed, from all such marked assets any markings using the names or marks “Laborde”, “Laborde Marine Lifts”, “Lablift” or any other trademarks, trade names, service marks, logos or designations of the Seller or any of its affiliates and shall file all necessary documentation with the U.S. Coast Guard to change the names of each of the Vessels. In addition to the Buyer’s obligation to the foregoing proviso, as soon as practical following the Closing Date but in no event more than 180 days after the Closing Date, the Buyer shall paint, or cause to be painted, each of the Vessels in a color or colors which are different than the color scheme utilized by the Seller and which do not utilize the striping pattern utilized by the Seller. Thereafter, Buyer shall not utilize the color scheme and/or striping of the Vessels existing as of the date hereof, which the Buyer acknowledges and agrees is unique and associated in the oil and gas industry with the Seller.

6.5 Handling of Cash and Other Payments. The Seller shall promptly deliver to the Buyer any cash, checks or other instruments of payment received by the Seller after the Effective Time in respect of the Purchased Assets relating to periods after the Effective Time. Likewise, the Buyer shall promptly deliver to the Seller any cash, checks or other instruments of payment received by the Buyer after the Effective Time in respect of the Purchased Assets relating to periods before the Effective Time. If a payment is received by a Party for services or products provided by the Vessels both prior to and after the Effective Time and there is no clear delineation of the amounts attributed to the periods preceding and following the Effective Time, then the Parties shall use reasonable proration techniques to allocate such amounts in a manner such that the Seller will receive amounts attributable to the operation of the Vessels prior to the Effective Time and the Buyer will receive amounts attributable to the operation of the Vessels after the Effective Time.

6.6 Agreement Not to Compete. Subject to Section 2.4, the Seller agrees that during the two-year period following the date of the Closing, neither the Seller nor any of the Principals will compete with the Buyer as provided in the Non-Competition Agreements. In consideration of the payment of the Purchase Price to the Seller, the Seller and Principals shall each execute a Non-Competition Agreement.

6.7 Access.

(a) From the date hereof, until the one year anniversary of the Closing, each Party shall provide to the other Party reasonable access upon reasonable prior notice and at reasonable times, and in a manner so as not to interfere with the normal business operations of the Party providing access and which will be in compliance with the policies of the Party providing access, to all accounting and audit records reasonably related to the Purchased Assets, and the accounting personnel of the Party providing access and shall use reasonable efforts to provide access to any independent accounting firms having performed audit functions for the Party providing access, for any good faith purpose (including, without limitation, so that the Buyer can prepare any financial statements relating to the Purchased Assets required by the Securities and Exchange Commission to be filed in any filings of the Buyer under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(b) From and after the Closing and upon reasonable prior notice, the Seller shall allow the Buyer to examine all records and files (including Vessel logs) related solely to the Vessels retained by the Seller which remain in its possession and which is reasonably requested by the Buyer for any legitimate business purpose and the Buyer shall have the right, at its expense, to make copies of such records and files; provided, however, that any such access or copying shall be had or done in such manner as not to interfere with the normal conduct of the Seller’s business or operations. From and after the Closing until the two year anniversary of the Closing, Buyer shall provide to Seller reasonable access upon reasonable prior notice and at reasonable times and for a good faith purpose, and in a manner so as not to interfere with the normal business operations of Buyer, access to the records and files (including Vessel logs) related solely to the Vessels that were delivered to Buyer by the Seller hereunder.

6.8 Removal of Purchased Assets. After the Closing, the Buyer shall promptly remove any of the Purchased Assets located at the Seller’s offices or warehouses. From and after the Effective Time, the Seller shall have no liability for the Purchased Assets located at the Seller’s offices and warehouses, including any damage or loss to such Purchased Assets arising out of or related to the Seller’s negligence, and shall have no obligation to insure such Purchased Assets.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions Precedent to Obligation of the Buyer. The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. The Buyer shall have the right to waive any condition not so satisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 3 (without giving effect to any supplemental disclosure made to the Buyer as described in Section 5.9 of this Agreement) must be accurate and complete in all material respects (except with respect to any representations and warranties including the word “material” or words of similar import, with respect to which such representations and warranties must be accurate and complete) as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date or time only shall be required to be true and correct as of such date or time.

(b) Compliance with Obligations. The Seller shall have performed and complied with all of its covenants set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or, subject to Section 1.2, any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. Subject to Section 1.2, all authorizations, consents and approvals set forth in Section 3.3 of the Disclosure Schedule shall have been obtained, and all consents reasonable requested by the Buyer in writing at least five days prior to the Closing Date, shall have been obtained.

(d) No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator or mediator which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

(e) Deliveries of the Seller. The Seller shall have delivered, or be standing ready to deliver, to the Buyer, the documents required to be delivered by the Seller pursuant to Section 2.3(a).

7.2 Conditions Precedent to Obligation of the Seller. The obligations of the Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. The Seller shall have the right to waive any condition not so satisfied.

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 must be accurate and complete in all material respects (except with respect to any representations and warranties including the word “material” or words of similar import, with respect to which such representations and warranties must be accurate and complete) as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date or time only shall be required to be true and correct as of such date or time.

(b) Compliance with Obligations. The Buyer shall have performed and complied with all its covenants and obligations set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

(c) Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.

(d) No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator or mediator which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby.

(e) Deliveries of the Buyer. The Buyer shall have delivered, or be standing ready to deliver, to the Seller, the documents required to be delivered by the Buyer pursuant to Section 2.3(b) and the Purchase Price.

ARTICLE 8

TERMINATION

8.1 Termination. The Parties may terminate this Agreement as provided below:

(a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Buyer or the Seller may terminate this Agreement pursuant to Sections 2.4 or 5.9 upon delivery of written notice to the other Party;

(c) the Buyer or the Seller may terminate this Agreement upon delivery of written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

(d) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), the Buyer has notified the Seller of such breach, and the breach has continued without cure for a period of 15 days after the notice of breach, provided, however, that the Seller shall be deemed to not have breached any warranty, representation or covenant with respect to the condition or maintenance of the Vessels in the event that the Seller is not obligated to repair any damaged Vessel pursuant to Section 2.4(a)(i), the Seller is obligated to repair a damaged Vessel pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii) or the Purchase Price may be adjusted pursuant to Section 2.4(a)(iii).

(e) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect; (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), the

Seller have notified the Buyer of such breach, and the breach has continued without cure for a period of 15 days after the notice of breach.

8.2 Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by the Seller or the Buyer pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided in this Agreement,

(a) each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(b) all analyses, compilations, forecasts, studies or other documents prepared by or for either Party which contains Confidential Information of the other Party shall be destroyed and such destruction promptly shall be certified in writing to such other Party.

8.3 Effect of Termination. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Section 12.11 relating to expenses, and (b) Section 8.2 and this Section 8.3 which shall survive the termination of this Agreement. Nothing in this Article 8 shall be deemed to release any Party from any liability for any material breach by such Party of the terms and conditions of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification of the Buyer by the Seller. The Seller hereby agrees to pay and assume liability for, and does hereby agree to indemnify, protect, save and keep harmless the Buyer and its members, managers and employees (collectively, the “Buyer Indemnitees”), from and against any and all liabilities, obligations, losses, damages, penalties, claims (including claims by any employee of the Seller or any of its agents), actions, suits and related costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature (collectively, “Losses”), imposed on, asserted against or incurred by the Buyer Indemnitees, in any way relating to or arising out of the following:

(a) any breach (after giving effect to any supplemental disclosure made to the Buyer as described in Section 5.9 of this Agreement) of any representation or warranty of the Seller in this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Seller; or

(c) the ownership and/or operation of the Purchased Assets prior to the Effective Time.

9.2 Indemnification of the Seller by the Buyer. The Buyer hereby agrees to pay and assume liability for, and does hereby agree to indemnify, protect, save and keep harmless the Seller and its officers, directors, employees, contractors and stockholders (the “Seller Indemnitees”), from and against any and all Losses imposed on, asserted against or incurred by the Seller Indemnitees, in any way relating to or arising out of the following:

(a) any breach of any representation or warranty of the Buyer in this Agreement;

(b) any breach or nonfulfillment of any covenant, agreement or other obligation of the Buyer; or

(c) the ownership and/or operation of the Purchased Assets on and after to the Effective Time.

9.3 Notice and Defense of Third Party Claims. If any third party demand, claim, action or proceeding shall be brought or asserted under Section 9.1 or 9.2 against an indemnified party or any successor thereto (the “Indemnified Person”) in respect of which indemnity may be sought under Section 9.1 or 9.2 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice thereof to the Indemnifying Person who shall have the right to assume its defense, including the hiring of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure to so notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations under Section 9.1 or 9.2 only to the extent, if at all, that it is prejudiced by reason of such delay or failure. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within ten days after notice of any such action or claim, does not assume the defense thereof or having undertaken the defense thereof fails to continue the defense of such action or claim, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 9.3 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior consent, which shall not be unreasonably withheld or delayed, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any third party demand, claim, action or proceeding and for all damages incurred by the Indemnified Party in connection with the defense of such demand, claim, action or proceedings.

9.4 Limitations on Indemnification.

Neither the Seller, on one hand, nor the Buyer, on the other, shall have any liability with respect to, or obligation to indemnify for, claims for Losses pursuant to Sections 9.1(a) and 9.2(a), respectively, unless and to the extent that the aggregate amount of Losses for which such Party would be liable under such sections exceeds, on an aggregate basis, $250,000.00 and then only to the extent that the aggregate amount of all such Losses relating thereto exceeds such amount. Notwithstanding anything in this Agreement to the contrary, the maximum indemnification liability of the Seller, on the one hand, and the Buyer, on the other, shall not exceed $26,000,000.00 in the aggregate. Notwithstanding the foregoing, the limitations contained in this Section 9.4 shall not apply to any indemnification obligation:

(a) arising under Section 9.1(a) with respect to a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a), 3.6(b) and 3.12;

(b) arising under Section 9.2(a) with respect to a breach of the representations or warranties contained in Sections 4.1, 4.2 and 4.3;

(c) arising under Sections 9.1(b), 9.1(c), 9.2(b) (which includes indemnification obligations for breach of the covenants contained in Section 3.5(c)) or 9.2(c);

(d) arising under Section 5.4(c).

The Seller shall have no liability with respect to, or obligation to indemnify for, Losses incurred by the Buyer for the breach of any warranty, representation or covenant with respect to the condition or maintenance of the Vessels in the event that the Seller is not obligated to repair any damaged Vessel pursuant to Section 2.4(a)(i), the Seller is obligated to repair a damaged Vessel pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii) or the Purchase Price is adjusted pursuant to Section 2.4(a)(iii).

9.5 Survival.

The liability of the Seller, on the one hand, or the Buyer, on the other, for indemnification obligations arising under this Agreement shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Party on or before the first anniversary of the Closing Date; provided, however, that any indemnification obligation (a) arising under Section 9.1(a) with respect to a breach of the representations or warranties contained in Sections 3.1, 3.2, 3.3 or 3.5(a), (b) arising under Section 9.2(a) with respect to a breach of the representations or warranties contained in Sections 4.1, 4.2 or 4.3, (c) arising under Sections 9.1(b), 9.1(c), 9.2(b) (which includes indemnification obligations for breach of the covenants contained in Section 3.5(c)) or 9.2(c), or arising under Section 5.4(c), shall not be so limited and shall survive indefinitely, except to the extent any applicable covenants, agreement or other obligation is limited in time pursuant to its provisions, in which case the indemnification obligations arising in connection thereunder shall be limited to the time periods set forth therein; and provided further that any indemnification obligation arising under Section 9.1(a) with respect to a breach of the representations and warranties contained in Section 3.11 shall be limited to claims for which an Indemnified Person delivers written notice to the Indemnifying Party on or before the third anniversary of the Closing Date.

9.6 Exclusive Remedy. Except as specifically set forth herein, the Buyer and the Seller each acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the breach or nonfulfillment of any representation, warranty, covenant, agreement or other obligation contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, the Buyer and the Seller hereby waive, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against each other relating to the breach or nonfulfillment any representation or warranty, covenant, agreement or other obligation contained in this Agreement arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise.

9.7 Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of any Indemnified Party pursuant to this Article 9 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnified Party in reduction of the related indemnifiable loss (the “Indemnifiable Loss”) and (ii) to take account of any Tax benefit realized as a result of any Indemnifiable Loss. Amounts required to be paid, as so reduced, are hereinafter referred to as an “Indemnity Payment”. If an Indemnified Party shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realize any Tax benefit as a result of such Indemnifiable Loss, then the Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds or Tax benefit or, if lesser, the amount of the Indemnity Payment.

9.8 Payment. Claims for indemnification involving the payment of money by an Indemnifying Person to an Indemnified Person shall be paid by the Indemnifying Person within 30 days of notification thereof; claims for indemnification involving amounts due to third parties shall promptly be paid by the Indemnifying Person, subject to the Indemnifying Person’s right to defend such third party claim as provided in Section 9.3 above.

9.9 No Set Off. The Buyer shall not be entitled to set off against or deduct from any payments due to the Seller pursuant to this Agreement any claims for indemnification pursuant to Section 9.1 above.

9.10 Allocation. Any payment of indemnification by the Seller pursuant to Section 9.2 shall be treated by the Parties for tax purposes as an adjustment to the Purchase Price.

ARTICLE 10

RESERVED

10.1 Reserved.

ARTICLE 11

DEFINITIONS

“Agreement” is defined in the preamble to this Agreement.

“Allocation Schedule” is defined in Section 2.6.

“Assigned Contracts” is defined in Section 1.1.

“Bills of Sale” is defined in Section 2.3(a).

“Builder” means Marine Industrial Fabrication, Inc., the builder under the Construction Contract.

“Business” is defined in the Recitals.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of Houston, Texas.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnitees” is defined in Section 9.1.

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means (a) any proprietary information concerning the Purchased Assets that is not already generally available to the public and (b) the material terms and provisions of this Agreement and the Exhibits and Disclosure Schedule hereto.

“Confidentiality Agreement” is defined in Section 5.4.

“Construction Contract” means the vessel construction contract dated June 21, 2005, as amended, between the Seller and the Builder with respect to Lablift VI.

“Disclosure Schedule” means that group of schedules referred to in this Agreement delivered separately by the Seller to the Buyer concurrently with the execution and delivery of this Agreement but incorporated by reference into this Agreement.

“Effective Time” is defined in Section 2.1.

“Encumbrances” means any Order, security interest, lien, community property interest, equitable interest, right of first refusal, maritime lien or restriction of any kind, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments (x) not yet due and payable, (y) which are being contested in good faith through appropriate proceedings and which do not relate to amounts or obligations exceeding $10,000 in the aggregate or (z) for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established and which do not relate to amounts or obligations exceeding $10,000 in the aggregate, (c) such other encumbrances and encroachments which are immaterial in nature and amount and which do not exceed $10,000 in the aggregate, and (d) the encumbrances which are created by the execution and delivery of this Agreement by the Parties.

“Environmental Laws” means, as to any given asset or operation of the Seller, all applicable Laws and Orders pertaining to protection of the environment, including those pertaining to solid waste, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R. Part 261, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), the Superfund Amendment and Reauthorization Act of 1986, as amended, and the Oil Pollution Act, 1990, as amended (“OPA”).

“Exchange Act” is defined in Section 6.7.

“Expiration Date” means June 15, 2006.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Material” means any substance which is listed or defined as a hazardous substance or hazardous waste pursuant to any Environmental Law, including “Hazardous

Substances,” as defined in CERCLA, or “oil” as defined in OPA and the regulations promulgated thereunder.

“Insurance Policies” is defined in Section 3.13.

“Intellectual Property” is defined in Section 1.1.

“Indemnified Person” is defined in Section 9.3.

“Indemnifying Person” is defined in Section 9.3.

“Knowledge” -

(a) with respect to the Seller, means the actual knowledge, after reasonable inquiry, of Gary L. Laborde or Mike Bailey.

(b) with respect to the Buyer, means the actual knowledge, after reasonable inquiry, of its chief executive officer or its chief financial officer.

“Lablift VI” is defined in Section 1.4.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now in effect.

“Losses” is defined in Section 9.1.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority, arbitrator or mediator.

“Party” is defined in the preamble to this Agreement.

“Parties” is defined in the preamble to this Agreement.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation or other similar authorization required by any Law or Governmental Authority.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization or Governmental Authority.

“Plan” means any pension, profit sharing, 401(k), disability, medical, dental, severance pay, vacation pay, sick pay, stock purchase, stock option, deferred compensation, incentive compensation, fringe benefit, stay-with-bonus, change of control agreement or other employee benefit plan, program or agreement, including, without limitation, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained or contributed to by the Seller or any organization that is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which either of the Seller is a member (the “Controlled Group”) or under which either of the Seller or any member of the Controlled Group has any liability or contingent liability, and which cover the employees of the Seller.

“Principals” means each of John Laborde, Cliff F. Laborde, Gary Laborde, J. Peter Laborde, Jr., M. Adrianne Laborde and Tracy Laborde.

“Protocols of Delivery and Acceptance” is defined in Section 2.3(a).

“Purchase Price” is defined in Section 1.3.

“Purchased Assets” is defined in Section 1.1.

“Records” is defined in Section 1.1.

“Sale Taxes” is defined in Section 5.6.

“Securities Act” is defined in Section 6.7.

“Seller” is defined in the preamble to this Agreement.

“Seller Indemnitees” is defined in Section 9.2.

“Total Loss” is defined in Section 2.4(a).

“Transaction Documents” means this Agreement and the Bills of Sale.

“Vessel Crew” is defined in Section 3.10.

“Vessels” is defined in Section 1.1.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement. This Agreement, together with the Bills of Sale, Protocols of Delivery and Acceptance, Exhibits and Disclosure Schedule hereto, the Confidentiality Agreement and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

12.2 Successors. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

12.3 Assignments; Delegation. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. No party may delegate any performance under this Agreement.

12.4 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly when (a) delivered by hand, (b) delivered by facsimile to a facsimile number given below, provided that a copy is sent on the same day by a nationally recognized overnight delivery service (receipt requested and fees prepaid) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested and fees prepaid), in each case as follows:

If to the Buyer:

Hercules Liftboat Company, L.L.C.

2929 Briarpark Drive, Suite 435

Houston, Texas 77042

Attn: Steven A. Manz

Tel: (713) 952-4176

Fax: (713) 952-4342

with a copy to (which shall not constitute notice):

Hercules Offshore, Inc.

11 Greenway Plaza

Suite 2950

Houston, TX 77046

Attn: James W. Noe

Tel: (713) 979-9836

Fax: (713) 979-9301

If to the Seller:

Laborde Marine Lifts, Inc.

1450 Energy Center

1100 Poydras Street

New Orleans, LA 70163

Attn: Gary L. Laborde

Tel: (504) 582-2390

Fax: (504) 582-2396

with a copy to (which shall not constitute notice):

Phelps Dunbar LLP

365 Canal Street, Suite 2000

New Orleans, Louisiana 70130-6534

Attn: Robert P. McCleskey, Jr., Esq.

Tel: (504) 566-1311

Fax: (504) 568-9130

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

12.5 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

12.7 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.8 Governing Law. The Parties agree that this Agreement will governed in accordance with the laws of the State of Louisiana, without regard to its conflicts of law rules. The Parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, shall be litigated, if at all, exclusively in the courts of the State of Louisiana, in Orleans Parish, and, if necessary, the corresponding appellate courts. The Parties expressly submit themselves to jurisdiction in such courts.

12.9 Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

12.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

12.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

12.13 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to the Disclosure Schedules shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. The disclosures in the Disclosure Schedule and those in any supplement thereto, shall expressly refer to a Section of this Agreement; provided, however, that disclosures in the Disclosure Schedule expressly referring to a Section of this Agreement may incorporate by reference the disclosures in the Disclosure Schedule with respect to any other Section of this Agreement; and provided further, that any fact or circumstance disclosed with respect to a particular Section shall likewise be deemed to be a disclosure with respect to another Section if the fact or circumstances disclosed may reasonably be deemed pertinent to such other Section.

12.14 Section 1060. In accordance with and as required by Section 1060 of the Internal Revenue Code, Seller and Buyer agree that the allocation of the Purchase Price among the asset classes shall be as set forth on Section 12.14 of the Disclosure Schedule, as may be adjusted to reflect any adjustments to the Purchase Price. Seller and Buyer agree that the allocation may be amended or modified by mutual agreement to establish a final allocation prior to the filing of the applicable Tax Returns of Buyer and Seller. Seller and Buyer shall use such final allocation in all Tax Returns.

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

LABORDE MARINE LIFTS, INC.

By:	/s/ Gary L. Laborde

Name:	Gary L. Laborde
Title:	President

HERCULES LIFTBOAT COMPANY, L.L.C.

By:	/s/ Randall D. Stilley

Name:	Randall D. Stilley

Title:	Manager

EXHIBIT D

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into this              day of                     , 2006 (the “Effective Date”) by and between HERCULES LIFTBOAT COMPANY, L.L.C., a Delaware limited liability company (the “Company”) and                          (“Principal”).

In consideration of the mutual covenants, promises and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Principal agree as follows:

1. Purchase Agreement.

1.1 Pursuant to that certain Asset Purchase Agreement, dated April 3, 2006 (the “Purchase Agreement”), by and between the Company and Laborde Marine Lifts, Inc. (“LMLI”), the Company has agreed to purchase certain assets of LMLI on the terms and subject to the conditions set forth in the Purchase Agreement.

1.2 As an incentive for the Company to enter into the Purchase Agreement, Principal agrees to the non-competition obligations set forth in this Agreement.

1.3 As an incentive for the Principal to enter into this Agreement, the Company agrees to the restrictive obligations set forth in this Agreement.

2. Noncompetition Obligations of Principal.

2.1. Principal will not:

(a) directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or

(b) directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or

(c) directly or indirectly, solicit or cause to be solicited any customers of the Company or former customers of LMLI, with respect to any Competitive Business in the Restricted Area; provided, however, that the Principal shall be permitted to solicit or cause to be solicited, directly or indirectly, any current, former or prospective customer of the Company or former customers of LMLI with respect to (i) any Competitive Business outside of the Restricted Area and (ii) any business which does not constitute a Competitive Business whether within or outside the Restricted Area; or

(d) directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of the Company to terminate their employment, contract or relationship with the Company, unless any such employee, contractor or agent (i) responds to any general solicitation published by the Principal or any of his or her affiliates which is directed to the public at large or (ii) is identified by an employee search or recruitment entity initiated by the Principal or any of his or her affiliates where such entity was not specifically directed to solicit any employee of the Company.

For purposes of this Agreement, (i) the term “Restricted Area” shall mean the parishes of the State of Louisiana, the counties in the State of Texas and the counties in the State of Mississippi (and the coastal area offshore of such parishes or counties in the Gulf of Mexico to a distance of 10 miles) which are set forth in Exhibit A attached hereto, and (ii) the term “Competitive Business” shall mean constructing, owning, managing or operating lift boats that provide services to the offshore oil and gas industry in connection with all aspects of exploration, drilling, production, well intervention, well services (including coil tubing and wire line services), offshore construction, installation and maintenance; provided, however, the term “Competitive Business” shall not include chartering and operating lift boats solely for the purpose of providing plugging or abandonment services to the offshore oil and gas industry within or without the Restricted Area.

2.2. The noncompetition obligations set forth in this Section 2.1 shall extend until the second anniversary of the Effective Date (the “Restricted Period”). If during such two-year period the Company or an affiliate of the Company abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this noncompetition covenant shall not apply to such former aspect of the Company’s or its affiliate’s business.

2.3. The Company and Principal agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article 2 would cause irreparable injury to the Company. Principal understands that the foregoing restrictions may limit Principal’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that Principal will receive sufficiently high remuneration and other benefits under the Purchase Agreement to justify such restriction. Further, Principal acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. The Company acknowledges that nothing contained herein shall restrict or prevent Principal from participating or engaging in a Competitive Business, so long as such Competitive Business is not conducted in the Restricted Area. The Company further acknowledges and agrees that Principal, directly and indirectly, participates and engages in the oil and gas industry in aspects other than a Competitive Business and that nothing contained herein is intended to prevent or restrict such activities. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the law or laws of all applicable States in the Restricted Area so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

2.4. Principal acknowledges that money damages would not be sufficient remedy for any breach of this Article 2 by Principal, and the Company shall be entitled to seek to enforce the provisions of this Article 2 by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 2, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Principal and his or her agents involved in such breach.

3. Publishing Statements.

3.1 During the Restricted Period, Principal shall refrain from publishing any oral or written statements about the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents or representatives, or their assets that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company, or any of its subsidiaries or affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of such entities or any of their subsidiaries or affiliates, or any of such parties’ families, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about such entities’ assets or their officers, employees, agents, or representatives; or that place the Company, its assets, or any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, or any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company, its subsidiaries and affiliates, and any of such entities’ officers, employees, agents, or representatives under this provision are in addition to any and all rights and remedies otherwise afforded by law.

3.2 During the Restricted Period, the Company and its directors, officers, employees, agents and affiliates shall refrain from publishing any oral or written statements about the Principal, any of his or her affiliates, or any of such entities’ officers, employees, agents or representatives, or their assets that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Principal, any of his or her affiliates, or any such entities’ officers, employees, agents or representatives, or any of such entities’ business affairs; or that constitute an intrusion into the seclusion or private lives of the Principal, or any of his or affiliates, or any of such entities’ officers, employees, agents, or representatives, or any of such parties’ families; or that give rise to unreasonable publicity about the Principal, or any of his or her affiliates, or any of such entities’ officers, employees, agents, or representatives; or that place the Principal or any of his or her affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Principal, or any of his or her affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Principal, his or her affiliates, and any of such entities’ officers, employees, agents, representatives or family members under this provision are in addition to any and all rights and remedies otherwise afforded by law. The Company’s violation of this Section 3.2 shall void the Principalr’s obligations under Section 3.1, but in no way void or otherwise minimize the Principal’s obligations under Section 2.1 of this Agreement.

4. Miscellaneous.

4.1. The laws of the State of Louisiana will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or place of performance thereof or its conflicts of law principles.

4.2. Principal agrees that the terms and conditions of this Agreement shall be maintained by him in confidence and he shall not disclose such terms and conditions to third parties; provided, however, Principal shall be permitted to disclose the terms and conditions of this Agreement (i) to the extent any such terms and conditions are made public through no action or omission on the part of the Principal, (ii) to his employees, agents, advisors or representatives, who have a bona fide need to know such information (it being understood that before disclosing such information, the Principal shall inform such persons of the confidential nature of such information and obtain their agreement not disclose such information) and (iii) to the extent required by law, including deposition or trial testimony pursuant to subpoena, provided that if Principal is requested or required (by oral question, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the terms and conditions of this Agreement, then Principal will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with provisions of this Agreement. In the absence of a protective order or the receipt of a waiver hereunder, the Principal shall disclose only such terms and conditions of this Agreement as is required by law.

4.3 In the event legal proceedings are instituted to enforce or interpret this Agreement or any provision hereof, the prevailing party shall be reimbursed all reasonable attorneys’ fees and expenses incurred in connection therewith.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals effective as of the Effective Date stated above.

HERCULES LIFTBOAT COMPANY, L.L.C.

By:

This day of

This day of

EXHIBIT A

TO

NONCOMPETITION AGREEMENT

Louisiana Parishes

CAMERON	ST. MARY

IBERIA	TERREBONNE

JEFFERSON	VERMILION

LAFOURCHE	ORLEANS

PLAQUEMINES

ST. BERNARD

Texas Counties	Mississippi Counties

CHAMBERS	HANCOCK

BRAZORIA	HARRISION

GALVESTON	JACKSON

MATAGORDA

CALHOUN

ARANSAS

NUECES

KLEBERG

KENEDY

WILLACY

CAMERON

JEFFERSON

A-1